Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-199996
December 10, 2014

Momo Inc.

Momo Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. International plc toll-free at 1-866-718-1649, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, J.P. Morgan Securities LLC (c/o Broadridge Financial Solutions) toll-free at 1-866-803-9204 or China Renaissance Securities (US) Inc. at 1-844-268-2010 (calling these numbers is not toll-free outside the United States). You may also access the Company’s most recent prospectus, which is included in Amendment No. 4 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on December 10, 2014, or Amendment No. 4, by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1610601/000119312514438736/d816932df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated November 28, 2014. All references to page numbers are to page numbers in Amendment No. 4.

(1) Amend the risk factor “Negative publicity may harm our brand and reputation and have a material adverse effect on our business and operating results” on page 17 as the following:

Negative publicity may harm our brand and reputation and have a material adverse effect on our business and operating results

Negative publicity involving us, our users, our management, our social networking platform or our business model may materially and adversely harm our brand and our business. We cannot assure you that we will be able to defuse negative publicity about us, our management and/or our services to the satisfaction of our investors, users, customers and platform partners. There has been negative publicity about our company and the misuse of our services, which has adversely affected our brand, public image and reputation. Such negative publicity, especially when it is directly addressed against us, may also require us to engage in defensive media campaigns. This may cause us to increase our marketing expenses and divert our management’s attention and may adversely impact our business and results of operations.

In November 2014, Mr. Yan Tang, our co-founder, chairman and chief executive officer, received a letter from a PRC law firm on behalf of Wangzhiyi Information Technology (Beijing) Co, Ltd., or Wangzhiyi, a PRC company affiliated with Netease, Inc., or Netease, where Mr. Tang was employed from December 2003 to September 2011. The letter claimed that because Mr. Tang established Beijing Momo in July 2011 and Beijing Momo launched our application in August 2011, all while Mr. Tang was still an employee of Wangzhiyi, that he breached the terms of his employment agreement with Wangzhiyi, and violated his covenants to not compete with and devote himself to Wangzhiyi during the term of his employment. The letter requested that Mr. Tang apologize in writing to Wangzhiyi promptly and reserved Wangzhiyi’s right to pursue further action. Mr. Tang believes the claims lack merit and intends to defend himself against these claims vigorously.

On December 10, 2014, Netease posted a formal statement on its website alleging that Mr. Tang engaged in unethical conduct while employed with Netease. The statement contained several allegations, including those made in the letter described in the preceding paragraph. We note that none of the allegations put forth in Netease’s statement are directed against our company, and the allegations essentially relate to several alleged incidents that occurred before Mr. Tang joined our company. Mr. Tang has informed us that he believes the allegations are malicious and intends to vigorously defend himself against them.

We cannot predict what future action Netease or Wangzhiyi might take with respect to their claims against Mr. Tang. Nor can we predict whether additional public statements will be issued by Netease or any other party containing new allegations against Mr. Tang, other management personnel or our company. In the event that Netease or Wangzhiyi were to pursue these claims by means of court proceedings, we cannot predict the length or outcome of any such proceedings. Any legal action, regardless of its merits, could be time consuming and could divert the attention of Mr. Tang away from our business. Should Netease or Wangzhiyi prevail in any future lawsuit against Mr. Tang, his reputation could be harmed and he may be ordered to pay damages and/or cease any actions deemed to be wrongful by the court. Moreover, although we were not named in the letter, we cannot be sure that Netease or Wangzhiyi will not initiate proceedings against us in the future. Any such proceedings may result in negative publicity for us and divert our management’s attention and could materially and adversely affect our reputation, business and results of operations.